Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Littelfuse, Inc. on Form 10-K for the year ended December 30, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Littelfuse, Inc. on Form S-4 (File No. 333-221147) and on Forms S-8 (File Nos. 333-272773, 333-226707, 333-221147, 333-217632, 333-03260, 033-95020, 333-209865, 333-166953, 333-134699, 333-134700, and 333-64285).

/s/ GRANT THORNTON LLP
Southfield, Michigan
February 16, 2024